Filed Pursuant to Rule 424(b)(2)
Registration No. 333-289041

Prospectus supplement (to prospectus dated July 29, 2025)

Hubbell Incorporated

$400,000,000 4.800% Senior Notes due 2035

Hubbell Incorporated is offering $400,000,000 aggregate principal amount of 4.800% Senior Notes due 2035 (the “notes”). Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2026. The notes will be our unsecured, unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated indebtedness from time to time outstanding. The notes will be redeemable in whole or in part, at our option, at any time and from time to time prior to the stated maturity date at the redemption prices described in this prospectus supplement. See “Description of notes—Redemption of notes—Optional redemption.” If a Change of Control Triggering Event (as defined herein) occurs, subject to certain exceptions described in this prospectus supplement, we will be required to make an offer to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each holder’s notes at a repurchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date. See “Description of notes—Change of control offer.”

The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not have the benefit of any sinking fund.

Investing in the notes involves risks that are described in the “Risk factors” section of this prospectus supplement beginning on page S-5.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses
Per note	99.131%	0.650%	98.481%
Total	$396,524,000	$2,600,000	$393,924,000

(1)	Plus accrued interest, if any, from November 14, 2025.

We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, against payment in New York, New York on or about November 14, 2025.

Joint book-running managers

BofA Securities	HSBC	J.P. Morgan

Senior Co-Managers

Citigroup	M&T Securities	TD Securities	US Bancorp

Co-Managers

Academy Securities	Citizens Capital Markets	Morgan Stanley

The date of this prospectus supplement is October 30, 2025.

Table of contents

Prospectus supplement

Prospectus

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About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to the offering of the notes. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should review before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus or term sheet we authorize that supplements this prospectus supplement. We have not, and the underwriters have not, authorized any person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, any free writing prospectus and the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “Hubbell,” “we,” “us” and “our” are to Hubbell Incorporated, a Connecticut corporation, and its consolidated subsidiaries.

We expect to deliver the notes against payment for the notes on or about November 14, 2025, which will be the tenth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Notice to prospective investors in the European Economic Area

This prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (each, an “EEA Qualified Investor”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement may only do so with respect to EEA Qualified Investors. Neither Hubbell Incorporated nor the joint book-running managers of this offering have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

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PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to prospective investors in the United Kingdom

This prospectus supplement is not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom (the “UK Prospectus Regulation”).This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (each, a “UK Qualified Investor”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement may only do so with respect to UK Qualified Investors. Neither Hubbell Incorporated nor the joint book-running managers of this offering have authorized, nor do they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS—The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom (“UK MiFIR”); or (iii) not a UK Qualified Investor. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and this prospectus supplement and such other documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement and such other documents and/or materials are for distribution only to persons in the United Kingdom who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be communicated or distributed under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and such other documents and/

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or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and such other documents and/or materials relate will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any other documents and/or materials relating to the issue of the notes offered hereby or any of its contents.

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Incorporation of certain documents by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus supplement, between the date of this prospectus supplement and the termination of the offering of the notes. Except as specified below, however, we are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 13, 2025.

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 2, 2025, July 30, 2025 and October 29, 2025, respectively.

•

The information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2025.

•	Our Current Reports on Form 8-K, filed with the SEC on March 26, 2025, May 7, 2025, August 14, 2025, August 29, 2025 (solely with respect to Item 5.02), September 10, 2025 and October 1, 2025.

You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484

(475) 882-4000

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus supplement and the accompanying prospectus.

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Summary

This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and accompanying prospectus carefully, including “Risk factors” and our consolidated financial statements and related notes and the documents incorporated by reference herein.

Hubbell Incorporated

Hubbell was founded as a proprietorship in 1888, and was incorporated in Connecticut in 1905. We are a global manufacturer of quality electrical products and utility solutions for a broad range of customer and end-market applications. Products are either sourced complete, manufactured or assembled by subsidiaries in the United States, Canada, Puerto Rico, Mexico, the People’s Republic of China (“China”), the United Kingdom, Brazil, Australia, Spain, Ireland and the Republic of the Philippines. We also participate in joint ventures in Hong Kong and the Republic of the Philippines, and maintain offices in Singapore, Italy, China, India, Mexico, South Korea, Chile and countries in the Middle East. As of December 31, 2024, Hubbell had approximately 17,700 employees.

We provide utility and electrical solutions that enable our customers to operate critical infrastructure reliably and efficiently, and we empower and energize communities through innovative solutions supporting energy infrastructure In Front of the Meter, on The Edge, and Behind the Meter. In Front of the Meter is where utilities transmit and distribute energy to their customers. The Edge connects utilities with owners and operators and allows energy and data to be distributed back and forth. Behind the Meter is where owners and operators of building and other critical infrastructure consume energy. The Company’s reporting segments consist of the Utility Solutions segment and the Electrical Solutions segment.

Hubbell Utility Solutions has leading positions In Front of the Meter and on The Edge. The Utility Solutions segment (64% of consolidated revenues in 2024, 61% in 2023 and 58% in 2022) consists of businesses that design, manufacture, and sell a wide variety of electrical distribution, transmission, substation, and telecommunications products, which support applications In Front of the Meter. This includes utility transmission & distribution components such as arresters, insulators, connectors, anchors, bushings, enclosures, cutouts and switches. The Utility Solutions segment also offers solutions that serve The Edge of the utility infrastructure, including smart meters, communications systems, and protection and control devices. Hubbell Utility Solutions supports the electrical distribution, electrical transmission, water, gas distribution, telecommunications, and solar and wind markets. While Hubbell believes its sales in this area are not materially dependent upon any customer or group of customers, a substantial variability in purchases by electrical utilities would affect this segment.

Hubbell Electrical Solutions is positioned Behind the Meter, providing key components to building operators and industrial customers that enable them to manage their energy and operate critical infrastructure more efficiently and effectively. The Electrical Solutions segment (36% of consolidated revenues in 2024, 39% in 2023 and 42% in 2022) comprises businesses that sell stock and custom products including standard and special application wiring device products, rough-in electrical products, and connector and grounding products, as well as other electrical equipment.

Products of the Electrical Solutions segment have applications in the light industrial, non-residential, wireless communications, transportation, data center, and heavy industrial markets. Electrical Solutions segment products are typically used in and around industrial, commercial and institutional facilities by electrical contractors, maintenance personnel, electricians, utilities, and telecommunications companies. In addition, certain of our businesses design and manufacture industrial controls and communication systems used in the non-residential and industrial markets. Many of these products are designed such that they can also be used in harsh and hazardous locations where a potential for fire and explosion exists due to the presence of flammable gasses and vapors. Harsh and hazardous products are primarily used in the oil and gas (onshore and offshore) and mining industries. We also offer a variety of wiring devices and electrical products that have residential and utility applications.

Hubbell is a Connecticut corporation. Our principal executive offices are located at 40 Waterview Drive, Shelton, Connecticut 06484-1000. Our main telephone number is (475) 882-4000.

Our website is www.hubbell.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Summary of the offering

The following is a brief summary of certain terms of the notes. For a more complete description of the terms of the notes, see “Description of notes” in this prospectus supplement. In this “Summary of the offering,” references to “we,” “our” and “us” are to Hubbell Incorporated and not its subsidiaries.

Issuer	Hubbell Incorporated.

Notes offered	$400,000,000 aggregate principal amount of 4.800% Senior Notes due 2035.

Maturity date	November 15, 2035.

Interest rate and interest payment dates	4.800% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2026.

Ranking	The notes will be our unsecured, unsubordinated obligations and will:

•

rank equally in right of payment with all of our other existing and future unsecured, unsubordinated indebtedness from time to time outstanding (including, without limitation, indebtedness under our revolving credit facility, term loan facility, 3.150% Senior Notes due 2027, 3.500% Senior Notes due 2028, and 2.300% Senior Notes due 2031);

•	be effectively subordinated in right of payment to all of our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries.

Optional redemption	The notes will be redeemable in whole or in part, at our option, at any time and from time to time prior to the stated maturity date at the redemption prices described in this prospectus supplement. See “Description of notes—Redemption of notes—Optional redemption.”

Change of control triggering event	If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes or have defeased the notes (in each case, as described in this prospectus supplement), we will be required to make an offer to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each holder’s notes at a repurchase price equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date. See “Description of notes—Change of control offer.”

Covenants

The notes and related indenture (as defined herein) will not require the maintenance of any financial ratios or specified levels of net worth or liquidity. However, we and our subsidiaries will be subject to the covenants described under “Description of notes—Covenants.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $392.0 million after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with cash on hand, to redeem in full all of our outstanding 3.350% Senior Notes due 2026 in an aggregate principal amount of $400 million, which have a stated maturity date of March 1, 2026, and to pay any premium and accrued interest in respect thereof. We intend to use any remaining net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

DTC eligibility

The notes will be issued initially in the form of a permanent global security in registered form deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Investors may elect to hold their interests in the global security through DTC and its direct or indirect participants as described under “Description of notes—Book-entry procedures.”

Form and denomination	The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issuances of additional notes

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions and with the same CUSIP, ISIN and/or other identifying number as the notes offered hereby, in an unlimited aggregate principal amount, except for issue date, issue price, initial interest accrual date and the date of the first payment of interest thereon. Any such additional notes will be consolidated with the notes offered hereby to form a single series of debt securities under the indenture, provided, that any such additional notes that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes offered hereby.

No listing	We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

Risk factors

Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth or referenced under the caption “Risk factors” and the other information included or incorporated by reference in this prospectus supplement before deciding to invest in the notes.

Risk factors

Investors should carefully consider the following risk factors and the risk factors related to our business identified in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before acquiring any of the notes. These risks are not the only risks that we face in our business and/or in connection with this offering. Our business, financial condition and results of operations and/or the success of the notes offered hereby could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.

We have outstanding indebtedness and our indebtedness will further increase if we incur additional indebtedness in the future and do not retire existing indebtedness.

We have outstanding indebtedness and other financial obligations and significant unused borrowing capacity. Our indebtedness level and related debt service obligations could have negative consequences, including:

•	requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our indebtedness, which would reduce the funds we have available for other purposes;

•	reducing our flexibility in planning for or reacting to changes in our business and market conditions; and

•	exposing us to interest rate risk since a portion of our debt obligations are at variable rates.

We may incur significantly more indebtedness in the future. If we incur new indebtedness and do not retire existing indebtedness, the risks described above could increase.

The indenture does not restrict the amount of additional unsecured indebtedness that we may incur.

The notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured indebtedness that Hubbell Incorporated or its subsidiaries may incur. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

The notes are subject to prior claims of secured creditors.

The notes will be Hubbell Incorporated’s unsecured, unsubordinated debt obligations, ranking equally in right of payment with Hubbell Incorporated’s other existing and future unsecured, unsubordinated indebtedness and effectively subordinated in right of payment to any secured indebtedness of Hubbell Incorporated to the extent of the value of the assets constituting the security. The indenture governing the notes permits Hubbell Incorporated and its subsidiaries to incur secured indebtedness under specified circumstances, and the amounts incurred could be substantial. If Hubbell Incorporated incurs any indebtedness secured by its assets or assets of its subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes. To the extent that such assets cannot satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, Hubbell Incorporated may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes will not be guaranteed by any of Hubbell Incorporated’s subsidiaries and are structurally subordinated to any future preferred stock and any existing or future indebtedness, guarantees and other liabilities of Hubbell Incorporated’s subsidiaries, which may affect your ability to receive payments on the notes.

The notes will be exclusively obligations of Hubbell Incorporated and will not be guaranteed by any of its subsidiaries. As a result, the notes will be structurally subordinated in right of payment to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of such subsidiaries. The indenture governing the notes does not restrict Hubbell Incorporated or its subsidiaries from incurring substantial additional indebtedness in the future.

Hubbell Incorporated currently derives substantially all of its operating income from, and holds most of its assets through, its subsidiaries, and its subsidiaries have significant assets and liabilities. Hubbell Incorporated’s cash flow and its ability to service its indebtedness, including the notes, therefore partially depends upon the earnings of its subsidiaries, and Hubbell Incorporated depends on the distribution of earnings, loans or other payments by those subsidiaries to it.

Hubbell Incorporated’s subsidiaries are separate and distinct legal entities. Hubbell Incorporated’s subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between Hubbell Incorporated and its subsidiaries, to provide Hubbell Incorporated with funds to meet its obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by such subsidiaries to Hubbell Incorporated could be subject to statutory or contractual restrictions and taxes. Payments to Hubbell Incorporated by its subsidiaries will also be contingent upon such subsidiaries’ earnings and business considerations.

Hubbell Incorporated’s right to receive any assets of any of its subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of Hubbell Incorporated’s subsidiaries to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Hubbell Incorporated. Hubbell Incorporated cannot assure you that the agreements governing the current and future indebtedness of its subsidiaries will permit such subsidiaries to provide Hubbell Incorporated with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, even if Hubbell Incorporated were a creditor of any of its subsidiaries, Hubbell Incorporated’s rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to indebtedness held by Hubbell Incorporated.

Hubbell Incorporated may not be able to repurchase the notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless Hubbell Incorporated shall have exercised its option to redeem the notes or have defeased the notes (in each case, as described in this prospectus supplement), Hubbell Incorporated will be required to make an offer to repurchase the notes for cash at the repurchase price described in this prospectus supplement. However, Hubbell Incorporated may not be able to repurchase the notes upon a Change of Control Triggering Event because Hubbell Incorporated may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict Hubbell Incorporated from repurchasing the notes in the event of a Change of Control Triggering Event. Any failure to repurchase properly tendered notes would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under our revolving credit facility and term loan facility and may constitute a default under agreements governing indebtedness incurred in the future and which could have material adverse consequences for us and you, as holders of the notes. See “Description of notes—Change of control offer.”

The Change of Control offer provisions of the notes may not protect holders of the notes in the case of certain corporate transactions involving Hubbell.

The provisions of the notes relating to a Change of Control Triggering Event may not protect you from certain important corporate transactions, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of Hubbell Incorporated. Even transactions involving a change in voting power or beneficial ownership of Hubbell Incorporated may not involve a change that constitutes a Change of Control and, if not, will not constitute a Change of Control Triggering Event that would trigger Hubbell Incorporated’s obligation to offer to repurchase the notes. In addition, Hubbell Incorporated’s obligation to offer to repurchase the notes is conditioned upon the occurrence of a Rating Event, as described in “Description of notes—Change of control offer.” If events occur that do not constitute a Change of Control Triggering Event, Hubbell Incorporated will not be required to make an offer to repurchase the notes, and you may be required to continue to hold your notes despite the occurrence of such events. See “Description of notes—Change of control offer.”

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect Hubbell Incorporated’s ability to repay the notes or the trading prices for the notes.

The indenture governing the notes does not:

•

require the maintenance of any financial ratios or specific levels of net worth or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit Hubbell Incorporated’s ability to incur indebtedness that is equal in right of payment to the notes;

•	limit Hubbell Incorporated’s ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit Hubbell Incorporated’s subsidiaries’ ability to incur indebtedness, which would rank structurally senior to the notes;

•	restrict Hubbell Incorporated’s subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned or that will be assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. We cannot assure you that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market values of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and an active trading market may not develop. If the notes trade after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We do not intend to apply for listing of the notes on any securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. The underwriters, however, are not obligated to make a market in the notes and may cease their market-making activities at any time, at their discretion and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

In addition, the liquidity of any trading market in the notes and any market prices quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or the financial performance or prospects of companies in our industry. As a result, no assurance can be given (a) that an active trading market will develop or be maintained for the notes, (b) as to the liquidity of any market that does develop or (c) as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

An increase in market interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, debt instruments bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $392.0 million after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to redeem in full all of our outstanding 3.350% Senior Notes due 2026 in an aggregate principal amount of $400 million, which have a stated maturity date of March 1, 2026, and to pay any premium and accrued interest in respect thereof. We intend to use any remaining net proceeds from this offering for general corporate purposes. The underwriters and certain of their respective affiliates may hold positions in our 3.350% Senior Notes due 2026, and, to the extent they hold such notes, they may receive a portion of the proceeds from this offering used to redeem such notes. See “Underwriting.”

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2025 on an actual basis and an as adjusted basis after giving effect to the offering of the notes and the use of proceeds therefrom. See “Use of proceeds.” This table should be read in conjunction with, and is qualified in its entirety by reference to, the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our audited consolidated financial statements and related notes.

	As of September 30, 2025
	Actual	As Adjusted(8)
	(amounts in millions, except share amounts)

Cash and cash equivalents	$666.8	$658.8

Short-term debt
3.350% senior notes due 2026(1)	399.7	—
Other short-term debt(2)	551.8	551.8

Total short-term debt	951.5	551.8

Long-term debt
Revolving credit facility	—	—
Term loan facility(3)	—	600.0
3.150% senior notes due 2027(4)	299.0	299.0
3.500% senior notes due 2028(5)	448.3	448.3
2.300% senior notes due 2031(6)	297.5	297.5
4.800% senior notes due 2035 offered hereby(7)	—	392.0

Total long-term debt	1,044.8	2,036.8

Total debt	1,996.3	2,588.6

Shareholders’ equity
Common stock, par value $0.01—authorized 200,000,000, shares; outstanding 53,140,009	0.6	0.6
Additional paid-in capital	4.4	4.4
Retained earnings	4,007.0	4,007.0
Total accumulated other comprehensive income (loss)	(330.7)	(330.7)
Noncontrolling interest	11.7	11.7

Total shareholders’ equity	3,693.0	3,693.0

Total capitalization	$5,689.3	$6,281.6

(1)	Actual amount represents $400.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(2)	Actual amount of other short-term debt consists of $550.0 million of commercial paper borrowings and $1.8 million of borrowings outstanding under our commercial card program.

(3)	As adjusted amount represents $600.0 million of borrowings under the term loan facility made on October 1, 2025 to partially finance the acquisition of DMC Power.

(4)	Actual amount represents $300.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(5)	Actual amount represents $450.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(6)	Actual amount represents $300.0 million aggregate principal amount of notes, net of original issue discount and unamortized debt issuance costs.

(7)	As adjusted amount represents the $400.0 million aggregate principal amount of the notes offered hereby, net of any discounts and debt issuance costs.

(8)	As adjusted amount does not reflect the make-whole premium for the redemption of our 3.350% senior notes due 2026.

Description of notes

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. Capitalized terms used but not defined in this description have the meanings specified in the base indenture (as defined below). In this section of this prospectus supplement, references to “we,” “our,” “us” and the “Company” are to Hubbell Incorporated (and not its subsidiaries) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture (as defined below).

General

The notes will constitute a series of debt securities to be issued under the Indenture, dated September 15, 1995 (the “base indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank))), as supplemented by a Seventh Supplemental Indenture to be entered into between us and U.S. Bank Trust Company, National Association, as the trustee (the “trustee”) (the “seventh supplemental indenture,” and together with the base indenture, the “indenture”).

The aggregate principal amount of the notes initially will be $400,000,000. The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2035 (the “stated maturity date”). The notes will bear interest at the rate of 4.800% per annum from November 14, 2025.

Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2026, to the Persons (as defined in the base indenture) in whose names the respective notes are registered at the close of business on the May 1 and November 1 (whether or not a Business Day) preceding the relevant interest payment dates. If any interest payment date is not a Business Day, then payment will be made on the next succeeding Business Day, but without any additional interest or other amount.

“Business Day” means, with respect to the notes, any day other than a Saturday, Sunday or other day on which banking institutions in New York City or in the city where the Corporate Trust Office (as defined in the base indenture) or place of payment is located are authorized or obligated by law, regulation or executive order to close.

Interest payable on any interest payment date (and the stated maturity date) shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of the seventh supplemental indenture, if no interest has previously been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date (or the stated maturity date).

Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will not have the benefit of any sinking fund.

The notes will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry procedures.” The notes will be issued in Dollars (as defined in the base indenture) and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issuance of additional notes

We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions and with the same CUSIP, ISIN and/or other identifying number as the notes offered hereby, in an unlimited aggregate principal amount, except for issue date, issue price, initial interest accrual date and the date of the first payment of interest thereon. Any such additional notes will be consolidated with the notes offered hereby to form a single series of debt securities under the indenture, provided, that any such additional notes that are not fungible with the notes offered hereby for U.S. federal income tax purposes will have a separate CUSIP, ISIN and/or other identifying number, if applicable, than the notes offered hereby.

Ranking

The notes will be our unsecured, unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated in right of payment to all of our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its subsidiaries to incur indebtedness.

The Company derives substantially all of its operating income from, and holds most of its assets through, its subsidiaries. As a result, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the notes. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on the notes or provide the Company with funds for its payment obligations with respect thereto, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated in right of payment to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. Further, provisions of applicable law, such as those limiting the payment of dividends, could limit the ability of the Company’s subsidiaries to pay dividends or make payments or other distributions to the Company, and the Company’s subsidiaries could agree to contractual restrictions on their ability to pay dividends or make payments or other distributions to the Company. In addition, the rights of the Company and its creditors, including the holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors except to the extent that the Company may itself be a creditor of such subsidiary with recognized claims against such subsidiary.

As of September 30, 2025, on an as adjusted basis after giving effect to the offering of the notes and the use of proceeds therefrom, the Company would have had approximately $2,588.6 million of outstanding indebtedness.

Payments and paying agents

Principal of, premium, if any, on and interest on the notes shall be payable in Dollars, the transfer of the notes shall be registrable, and the notes shall be exchangeable for notes of a like aggregate principal amount, at the office or agency of the Company maintained for such purpose, which shall initially be the office or agency of the trustee in Hartford, Connecticut; provided, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided, further, that the Company shall pay principal of, premium, if any, on, and interest on, the notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or such other U.S. depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to DTC (or such other U.S. depositary) or its nominee, as the case may be, as the holder of such notes in global form. The security registrar for the notes shall be the trustee; and the paying agent for the notes shall initially be the trustee.

Redemption of notes

Optional redemption

The notes will be redeemable in whole or in part, at our option, at any time and from time to time prior to August 15, 2035 (three months prior to the stated maturity date) (such date, the “Par Call Date”) at a redemption price equal to the greater of (the “Applicable Premium”) (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the Par Call Date (assuming for such purpose that the notes matured on the Par Call Date and not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, the notes will be redeemable in whole or in part, at our option, at any time and from time to time on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Further, installments of interest on any notes to be optionally redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the applicable interest payment date to the holders of the notes as of the close of business on the relevant record date according to such notes and the indenture.

Notice of any redemption will be mailed, or delivered electronically if the notes are held by DTC in accordance with DTC’s customary procedures, not less than 10 days and not more than 60 days prior to the redemption date to each holder of notes to be redeemed.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering or Change of Control, issuance of indebtedness or other transaction or event. Notice of any change to the timing set forth in the original notice of redemption will be given prior to the redemption date and in accordance with DTC’s applicable procedures. The redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) and notice of any redemption may be rescinded at any time if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company may provide in such notice that payment of the applicable redemption price and the performance of its obligations with respect to such redemption may be performed by another person.

Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee by a method that the trustee deems to be fair and appropriate.

For purposes of the optional redemption provisions of the notes, “Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

(a) The Treasury Rate applicable to the notes shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date; and

(b) If on the third Business Day preceding such redemption date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the applicable Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount, and rounded to three decimal places) of such United States Treasury security at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date.

Change of control offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above under “—Redemption of notes—Optional redemption,” or have defeased the notes as described below, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each holder’s notes in the manner and on the terms set forth in the notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the repurchase date (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the trustee and mailed, or delivered electronically if the notes are held by DTC in accordance with DTC’s customary procedures, to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 15 days and (except to the extent that such notice is conditioned on the occurrence of the Change of Control Triggering Event) no later than 60 days from the date on which such notice is mailed (or delivered electronically) to the holders of the notes, which date, in a notice conditioned on the occurrence of a Change of Control Repurchase Event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (a “Change of Control Payment Date”).

The notice will, if mailed (or delivered electronically) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer,

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer, and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default (as defined below) under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with such securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any authorized committee thereof.

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our subsidiaries’ assets, taken as a whole, to any person, other than us or one of our subsidiaries; provided, that none of the circumstances in this clause (a) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect to the transaction;

(b)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, that a person shall not be deemed a beneficial owner of, or to own beneficially, (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder or (ii) any securities if such beneficial ownership (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made by the Company pursuant to the applicable rules and regulations under the Exchange Act and (B) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

(c)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction, measured by voting power rather than number of shares;

(d)	the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(e)	the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company or other person and (b)(1) the direct or indirect holders of the Voting Stock of such holding company or such other person immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company or other person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or such other person.

As used in this definition, the term “person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition in one or more series of related transactions of “all or substantially all” of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition in one or more series of related transactions of less than all of our and our subsidiaries’ assets, taken as a whole, to another person may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (a) was a member of such Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (a) each of Moody’s and S&P; and (b) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Company’s Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by both Rating Agencies and the notes are rated below Investment Grade by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) commencing upon the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the first public notice of our intention to effect a Change of Control, and in each case, ending 60 days following the consummation of the Change of Control, and the rating on the notes is not, within such period, subsequently upgraded by both Rating Agencies to an Investment Grade rating. However, a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a responsible officer of the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock or other equity interests of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Covenants

We will not be restricted by the indenture from incurring indebtedness or other obligations, paying dividends or making distributions on our capital stock, or repurchasing or redeeming our capital stock. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on liens

The Company will not create or assume, and will not permit a Restricted Subsidiary (as defined below) to create or assume, otherwise than in favor of the Company or a Subsidiary (as defined below), any indebtedness for borrowed money (“Debt”) secured by a Mortgage (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock or Debt issued by any Subsidiary and owned by the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, without making effective provision whereby the notes will be secured equally and ratably with, or at our option, senior to, such Debt, so long as such Debt is so secured; provided, that the foregoing covenant will not be applicable to Debt secured by the following, and the Debt so secured will be excluded from any computation under the next succeeding paragraph below:

(a)	Mortgages on property of the Company or a Restricted Subsidiary existing on the date of the seventh supplemental indenture;

(b)	Mortgages on property of a Corporation or other entity existing at the time such Corporation or other entity is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such Corporation or other entity (or a division of such Corporation or other entity) as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; provided that any such Mortgage does not extend to any property owned by the Company or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(c)	Mortgages to secure or provide for the payment of any part of the cost of acquisition, construction, development or purchase or improvement of any such property now owned or hereafter acquired or constructed by the Company or a Restricted Subsidiary, or on which property so acquired, constructed, developed, purchased or improved is located, and created prior to, contemporaneously with or within 270 days after the later of, such improvement, acquisition, construction, development or purchase or the commencement of commercial operation of such property;

(d)	Mortgages on any such property existing at the time of acquisition thereof, whether or not assumed by the Company or such Restricted Subsidiary;

(e)	Mortgages on any such property of a Person at the time such Person becomes a Restricted Subsidiary;

(f)	Mortgages created for the sole purpose of extending, renewing or refunding any Mortgage permitted by any of clauses (a)-(e) of this covenant; provided, that the principal amount of Debt secured thereby will not exceed the principal amount of Debt so secured at the time of such extension, renewal or refunding (plus any premium or fee payable in connection therewith) and that such extension, renewal or refunding Mortgage will be limited to all or any part of the same property (plus improvements on such property, and plus any other property not then constituting Principal Property) that secured the Mortgage extended, renewed or refunded, or to other property of the Company or its Restricted Subsidiaries not subject to the limitations of this covenant;

(g)

Mortgages for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith, and against which an adequate reserve has been established; Mortgages on any such property created in connection with pledges or deposits to secure public or statutory obligations or to secure performance in connection with bids or contracts; materialmen’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other like Mortgages, or Mortgages on any such property created in connection with deposits to obtain the release of such Mortgages; Mortgages on any such property created in connection with deposits to secure surety, stay, appeal or customs bonds; Mortgages created by or resulting from any litigation or legal proceeding which is being contested in good faith by appropriate proceedings; leases and liens, rights of reverter and other possessory rights of the lessor thereunder; zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or minor irregularities in the title thereto; and any other Mortgages similar to those described in this clause (g), the existence of which does not, in the opinion of the Company, materially impair the use by the Company or a Restricted Subsidiary of the affected property in the operation of the business of the Company or a Restricted Subsidiary, or the value of such property for the purposes of such business;

(h)	Mortgages on any contracts for production, research or development with or for the Government (as defined below), directly or indirectly, providing for advance, partial or progress payments on such contracts and for a Mortgage, paramount to all other Mortgages, upon money advanced or paid pursuant to such contracts, or upon any material or supplies in connection with the performance of such contracts to secure such payments to the Government; and Mortgages or other evidences of interest in favor of the Government, paramount to all other Mortgages, on any equipment, tools, machinery, land or buildings hereafter constructed, installed or purchased by the Company or a Restricted Subsidiary primarily for the purpose of manufacturing or producing any product or performing any development work, directly or indirectly, for the Government to secure indebtedness incurred and owing to the Government for the construction, installation or purchase of such equipment, tools, machinery, land or buildings; and

(i)	Mortgages created after the date of the seventh supplemental indenture on any property leased to or purchased by the Company or a Restricted Subsidiary after such date and securing, directly or indirectly, obligations issued by a state, a territory or a possession of the United States, or any instrumentality or political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such property, provided, that the interest paid on such obligations is entitled to be excluded from gross income of the recipient pursuant to Section 103(a) of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), as in effect at the time of the issuance of such obligations.

Notwithstanding the restrictions described above, the Company and its Restricted Subsidiaries may create or assume Debt secured by Mortgages without equally and ratably securing the notes if, at the time of such creation or assumption, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages (other than any Debt secured in compliance with the first paragraph of this covenant (including any Debt secured by Mortgages permitted as described in clauses (a) through (i) thereof)) that would otherwise be subject to these restrictions, together with all Attributable Debt (as defined below) with respect to Sale and Leaseback Transactions (as defined below) (permitted under clause (c) of, but not otherwise permitted by, the “—Limitation on sale and leaseback transactions” covenant below) does not exceed the greater of (x) $65,000,000 and (y) 15% of the Company’s Consolidated Net Tangible Assets (as defined below). The Company and its Restricted Subsidiaries may also, without equally and ratably securing the notes, create or assume Debt secured by Mortgages that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Debt secured by Mortgages permitted pursuant to the preceding sentence.

Limitation on sale and leaseback transactions

The Company will not, and will not permit a Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property owned by the Company or such Restricted Subsidiary on the date of the seventh supplemental indenture, unless:

(a)	the Sale and Leaseback Transaction involves a lease for a term of not more than three years;

(b)	the Sale and Leaseback Transaction is between the Company or such Restricted Subsidiary and the Company or a Subsidiary;

(c)	the Company or such Restricted Subsidiary would be entitled, at the effective date of the sale or transfer, to incur Debt secured by a Mortgage on such Principal Property involved in such Sale and Leaseback Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on liens” covenant above; or

(d)	the terms of such Sale and Leaseback Transaction are fair and arm’s-length (as determined in good faith by the Company’s Board of Directors) and the Company or any Restricted Subsidiary applies an amount equal to the greater of (i) the net proceeds of such sale or transfer or (ii) the Attributable Debt with respect to such Sale and Leaseback Transaction within 180 days after the receipt of the proceeds of such sale or transfer to either (or a combination of) (A) the prepayment or retirement (other than the mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of Funded Debt (as defined below) of the Company or a Restricted Subsidiary (other than Funded Debt that is subordinated to the notes) or (B) the purchase, construction or development of property, facilities or equipment used or useful in the Company’s or its Restricted Subsidiaries’ business.

Consolidation, merger, sale or conveyance

The Company will not consolidate with or merge into any other Corporation or sell or convey its properties and assets substantially as an entirety to any Corporation, unless:

(a)	the Corporation formed by such consolidation or into which the Company is merged or the Corporation which acquires by sale or conveyance the properties and assets of the Company substantially as an entirety (the “successor corporation”) is a Corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on the notes, and the performance of every covenant of the indenture on the part of the Company to be performed or observed;

(b)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

(c)	the Company or successor corporation has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale or conveyance and such supplemental indenture comply with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

Upon any consolidation with or merger into any other Corporation, or any sale or conveyance of the properties and assets of the Company substantially as an entirety in accordance with this covenant, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale or conveyance is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor corporation had been named as the Company in the indenture, and thereafter the Company (which term shall for this purpose mean Hubbell Incorporated or any successor corporation which shall theretofore have succeeded thereto, and been substituted therefor, in the manner described in this covenant) will be relieved of all obligations and covenants under the indenture and the notes.

Notwithstanding the foregoing, any consolidation, merger, sale or conveyance between or among the Company and its Subsidiaries shall neither be subject to this covenant nor prohibited under the indenture.

Corporate existence

Subject to the covenant set forth above under “—Consolidation, merger, sale or conveyance,” the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company.

Certain definitions

For purpose of the above covenants and “—Events of default” below, the following definitions will be applicable:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction with respect to any Principal Property, the lesser of: (a) the fair market value of such property (as determined in good faith by the Company’s Board of Directors at the time of entering into such Sale and Leaseback Transaction); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any authorized committee thereof.

“Consolidated Net Tangible Assets” means, at any time, the excess over current liabilities of all assets, less goodwill, trademarks, patents, other like intangibles and the minority interests of others in Subsidiaries, of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of the end of the most recently completed accounting period of the Company for which financial information is then available.

“Corporation” means any corporation, association, company (including any joint stock company and limited liability company) and business trust.

“Funded Debt” means Debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with United States generally accepted accounting principles, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the Person for which the determination is being made. Funded Debt does not include (a) obligations created pursuant to leases, (b) any Debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (c) any Debt for which money in the amount necessary for the payment or redemption of such Debt is deposited in trust either at or before the maturity date thereof.

“Government” means the government of the United States and any department, agency or instrumentality or political subdivision thereof and the government of any foreign country with which the Company or its Subsidiaries is permitted to do business under applicable law and any department, agency or political subdivision thereof.

“Mortgage” means, with respect to any property or assets, any mortgage, pledge, lien or encumbrance on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Principal Property” means any parcel of real property and related fixtures or improvements owned by the Company or any Restricted Subsidiary and located in the United States, the net book value of which (after deduction of accumulated depreciation) on the date of determination exceeds 1.0% of Consolidated Net Tangible Assets, other than any such real property and related fixtures or improvements which, as determined in good faith by the Company’s Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means, with respect to the Company, any Subsidiary that is a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”); provided, that a Subsidiary will not be a Restricted Subsidiary if (a) it is principally engaged in the business of finance, banking, credit, leasing, insurance, investments, financial services or other similar operations, or any combination thereof; (b) it is principally engaged in financing the Company’s operations outside the continental United States of America; (c) substantially all of its assets consist of the capital stock of one or more of the Subsidiaries engaged in the operations described in the preceding clause (a) or (b) or any combination thereof; (d) a majority of its Voting Stock will at the time be owned directly or indirectly by one or more Subsidiaries which are not Restricted Subsidiaries; or (e)(i) it has issued and sold either (x) equity securities with aggregate net proceeds in excess of $10,000,000 or (y) debt securities aggregating $10,000,000 or more in principal amount, or (ii) the Company has sold equity securities of such Subsidiary with aggregate net proceeds to the Company in excess of $10,000,000; provided, however, that the securities referred to in this clause (e) were issued under a registration statement filed with the SEC pursuant to the Securities Act.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person with the intention of taking back a lease of such property; provided, that “Sale and Leaseback Transaction” will not include such arrangements that were existing on the date of the seventh supplemental indenture or at the time any Person owning a Principal Property becomes a Restricted Subsidiary.

“Subsidiary” means any Corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers, trustees or equivalent of such Corporation or other entity, irrespective of whether or not, at the time, capital stock or other equity interests of any other class or classes of such Corporation or other entity have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Company or by one or more Subsidiaries thereof, or by the Company and one or more Subsidiaries thereof.

Events of default

“Event of Default” means, with respect to the notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	default in the payment of any interest upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (and premium, if any, on) the notes on the date on which such amount becomes due and payable, whether at the stated maturity date or by declaration of acceleration, call for redemption, repayment at the option of the holders of the notes or otherwise;

(c)	default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than any covenant or warranty a default in whose performance or whose breach is dealt with elsewhere in this “—Events of default” section or any covenant or warranty which has been included in the indenture solely for the benefit of debt securities of series other than the notes), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “notice of default” under the indenture;

(d)	the entry of a decree or order for relief in respect of the Company by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

(e)	the commencement by the Company of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of its creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

If an Event of Default with respect to the notes at that time outstanding (other than an Event of Default specified in paragraphs (d) or (e) above) occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all the notes to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by holders), and upon any such declaration such principal amount, plus accrued and unpaid interest (and premium, if any) (the “Default Amount”), shall become immediately due and payable. Upon payment of the Default Amount in the currency in which the notes are denominated (except as otherwise provided pursuant to the indenture), all obligations of the Company in respect of the payment of principal of the notes shall terminate. Notwithstanding any other provision of this “—Events of default” section, if an Event of Default specified in paragraphs (d) or (e) above occurs, then the Default Amount on the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the trustee as provided in the indenture, the holders of a majority in principal amount of the outstanding notes, by written notice to the Company and the trustee, may rescind and annul such declaration and its consequences if,

(a)	the Company has paid or deposited with the trustee a sum in the currency in which the notes are denominated (except as otherwise provided pursuant to the indenture) sufficient to pay (A) all overdue installments of interest on the notes, (B) the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in the notes, (C) to the extent that payment of such interest is lawful, interest upon overdue installments of interest on the notes, and (D) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and any other amounts due the trustee under the indenture; provided, however, that all sums payable under this clause (D) shall be paid in Dollars; and

(b)	all Events of Default with respect to the notes, other than the nonpayment of the principal of the notes which has become due solely by such declaration of acceleration, have been cured or waived as provided below.

No such rescission and waiver shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all the notes waive, by notice to the trustee and the Company, any past default under the indenture with respect to the notes and its consequences, except a default

(a)	in the payment of the principal of (or premium, if any) or interest on the notes, or in the payment of any sinking fund installment or analogous obligation with respect to the notes, or

(b)	in respect of a covenant or provision of the indenture which pursuant to the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the notes under the indenture, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Modification of indenture

Changes not requiring approval of holders of the notes

Without prior notice to or the consent of any holders of the notes, the Company, when authorized by a resolution of its Board of Directors, and the trustee, at any time and from time to time, may enter into one or more indentures supplemental to the indenture, in form reasonably satisfactory to the trustee, for any of the following purposes:

(a)	to evidence the succession of another Corporation (as defined above) to the rights of the Company, and the assumption by such successor of the covenants and obligations of the Company, under the indenture and the notes; or

(b)	to add to the covenants of the Company for the benefit of the holders of the notes, or to surrender any right or power conferred by the indenture upon the Company; or

(c)	to add any additional Events of Default; or

(d)	to add or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities of any series in bearer form, registrable or not registrable, and with or without coupons, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations or to permit the issuance of debt securities of any series in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debt securities of any series or any related coupons in any material respect; or

(e)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there is no outstanding debt security or coupon of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision and as to which such supplemental indenture would apply; or

(f)	to secure the notes or to provide that any of the Company’s obligations under the notes or the indenture shall be guaranteed; or

(g)	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of the notes as described in “—Satisfaction and discharge” or “—Legal defeasance and covenant defeasance” below, provided that any such action shall not adversely affect the interests of the holders of the notes or any other series of debt securities or any related coupons in any material respect; or

(h)	to establish the form or terms of debt securities and coupons, if any, of any series as permitted by the indenture; or

(i)	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the requirements of the indenture; or

(j)	to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, to eliminate any conflict between the terms of the indenture and the notes and the Trust Indenture Act, or to make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with any provision of the indenture; provided such other provisions shall not adversely affect the interests of the holders of outstanding debt securities or coupons, if any, of any series created prior to the execution of such supplemental indenture in any material respect; or

(k)	to change or modify any of the provisions of the indenture; provided that any such changes or modifications shall not adversely affect the interests of the holders of outstanding debt securities or coupons, if any, of any series created prior to the execution of such supplemental indenture in any material respect; or

(l)	to conform the text of any provision of the indenture, as amended and supplemented from time to time, that is applicable to the notes or the notes, as applicable, to the description of the terms of the notes in this prospectus supplement.

Changes requiring approval of holders of notes

With the written consent of the holders of not less than a majority in principal amount of the outstanding notes, by act of said holders delivered to the Company and the trustee, the Company, when authorized by a resolution of its Board of Directors, and the trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders under the indenture of the notes; provided, however, that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby:

(a)	change the stated maturity of the principal of, or installment of interest, if any, on, the notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or change the currency or currencies in which the principal of (and premium, if any) or interest on the notes is denominated or payable, or adversely affect the right of repayment or repurchase, if any, at the option of the holder, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for the notes, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

(b)	reduce the percentage in principal amount of the outstanding notes required for any supplemental indenture or for any waiver of compliance with certain provisions of the indenture or certain defaults or Events of Default under the indenture and their consequences provided for in the indenture; or

(c)	modify certain provisions of the indenture requiring the approval of a specified percentage of the holders of the notes, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; provided, however, that this clause shall not be deemed to require the consent of any holder with respect to changes in the references to “the trustee” and concomitant changes in the indenture, or the deletion of this proviso, in accordance with the requirements of the indenture.

It shall not be necessary for any act of holders of the notes under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

Legal defeasance and covenant defeasance

At the Company’s option, either (a) the Company shall be deemed to have been Discharged (as defined below) from its obligations with respect to the notes (“legal defeasance option”) or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in “—Covenants” and “—Change of control offer” above with respect to the notes (“covenant defeasance option”) at any time after the applicable conditions set forth below have been satisfied:

(a)	the Company shall have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust dedicated solely to the benefit of the holders of the notes (i) money in an amount, or (ii) U.S. Government Obligations (as defined below) which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or (iii) a combination of (i) and (ii), sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge each installment of principal (including any mandatory sinking fund payments) of and premium, if any, and interest on, the outstanding notes on the dates such installments of interest or principal and premium are due;

(b)	such deposit shall not cause the trustee with respect to the notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to the notes;

(c)	such defeasance will not cause the trust resulting from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(d)	the Company delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes as contemplated by this “—Legal defeasance and covenant defeasance” section have been complied with;

(e)	such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(f)	no Event of Default or event (including such deposit) which, with notice or lapse of time or both, would become an Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit and, with respect to the legal defeasance option only, no Event of Default under paragraphs (d) or (e) of “—Events of default” or event which with the giving of notice or lapse of time, or both, would become an Event of Default under paragraphs (d) or (e) of “—Events of default” shall have occurred and be continuing on the 91st day after such date; and

(g)	the Company shall have delivered to the trustee an opinion of counsel to the effect that such defeasance will not cause the beneficial owners of the notes to recognize income, gain or loss for U.S. federal income tax purposes and such beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as if the defeasance had not occurred, which opinion of counsel, in the case of the legal defeasance option, must be based on a ruling from the Internal Revenue Service or a change in the applicable U.S. federal income tax law.

Notwithstanding the foregoing, if the Company exercises its covenant defeasance option and an Event of Default under paragraphs (d) or (e) of “—Events of default” or an event which with the giving of notice or lapse of time, or both, would become an Event of Default under paragraphs (d) or (e) of “—Events of default” shall have occurred and be continuing on the 91st day after the date of such deposit, the obligations of the Company referred to under the definition of covenant defeasance option with respect to such notes shall be reinstated in full.

“Discharged” means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture relating to the notes (and the trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (a) the rights of holders of the notes to receive, from the trust fund described in paragraph (a) above, payment of the principal of (and premium, if any) and interest on such notes when such payments are due, (b) the Company’s obligations with respect to temporary notes, registration, transfer or exchange of the notes, mutilated, destroyed, lost and stolen notes, compensation and reimbursement of the trustee, maintenance of office or agency and holding deposited moneys and U.S. Government Obligations in trust, in each case, as expressly provided for in the base indenture, as supplemented and amended as of the relevant time and (c) the rights, powers, trusts, duties and immunities of the trustee under the base indenture, as supplemented and amended as of the relevant time.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (a) or (b), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Satisfaction and discharge

The indenture, with respect to the notes, shall upon the Company’s request, cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the notes expressly provided for in the indenture and the right to receive payments of principal (and premium, if any) and interest on the notes) and the trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when

(a)	either (A) all notes theretofore authenticated and delivered (other than (i) notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or (B) all notes not theretofore delivered to the trustee for cancellation, (i) have become due and payable, or (ii) will become due and payable at their stated maturity date within one year, or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) of this subclause (B), has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose an amount in the currency in which the notes are denominated sufficient to pay and discharge the entire indebtedness on the notes for principal (and premium, if any) and interest to the date of such deposit (in the case of notes which have become due and payable) or to the stated maturity date or redemption date, as the case may be; provided, however, in the event a petition for relief under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the deposited money to the Company, the obligations of the Company under the indenture with respect to the notes shall not be deemed terminated or discharged;

(b)	the Company has paid or caused to be paid all other sums payable under the indenture in respect of the notes; and

(c)	the Company has delivered to the trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.

Notwithstanding the foregoing, in connection with any discharge relating to any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption (and calculated as though the redemption date were the date of such notice of redemption), with any deficit as of the redemption date only required to be deposited with the trustee on or prior to the redemption date.

Liability for notes

No recourse shall be had for the payment of the principal of (or premium, if any) or the interest on the notes, or any part thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement of the indenture, against any incorporator, or against any stockholder, officer or director, as such, past, present or future, of the Company (or any incorporator, stockholder, officer or director of any predecessor or successor Corporation (as defined above)), either directly or through the Company (or any such predecessor or successor Corporation (as defined above)), whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all as set forth in the indenture.

Book-entry procedures

We have obtained the following information concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank SA/NV, as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The notes will be issued initially in the form of a permanent global security in registered form deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global security through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global security directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Notes represented by the global security can be exchanged for definitive securities in registered form only if

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving such notice,

•

at any time DTC ceases to be a clearing agency registered and in good standing under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware of such condition,

•	we at any time and in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision, or

•	an Event of Default with respect to the notes represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in such names and in such authorized denominations as DTC, pursuant to the instructions from its direct or indirect participants or otherwise, shall instruct the trustee. We will make principal and interest payments on the notes represented by the global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the notes represented by a global security for all purposes under the indenture. Accordingly, we, the trustee, the security registrar and any paying agent will have no responsibility or liability for

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security,

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants, or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

We expect that, under DTC’s current practice, DTC will credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the notes represented by the global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by that global security for all purposes of the notes. Except as set forth above, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered owners or holders of notes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their notes since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the notes will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

We understand that DTC is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

We understand that DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates.

DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

We understand that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

We understand that

•	Clearstream is incorporated under the laws of Luxembourg as a professional depositary,

•

Clearstream holds securities for its participating organizations, or “Clearstream participants,” and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates,

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing,

•	Clearstream interfaces with domestic securities markets in several countries,

•	as a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier),

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes,

•	Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks, and

•

indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

We understand that

•

Euroclear was created in 1968 to hold securities for participants of Euroclear, or “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash,

•	Euroclear performs various other services, including securities lending and borrowing and interfaces with domestic markets in several countries,

•	Euroclear is owned by Euroclear plc, a United Kingdom limited liability company, and operated through a license agreement by Euroclear Bank SA/NV, known as the “Euroclear operator,”

•	all operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc,

•	Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants,

•

Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the notes,

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly,

•	Euroclear is an indirect participant in DTC,

•

the Euroclear operator is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission and overseen as the operator of a securities settlement system by the National Bank of Belgium,

•

securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions,”

•	the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear,

•	all securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts, and

•	the Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

We understand that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

Governing law

The Indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Concerning the trustee

The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.

Certain U.S. federal income tax considerations

The following is a general discussion of certain U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of notes acquired in this offering, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders who acquire notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of notes is sold to purchasers (other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash) and that hold such notes as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, holders liable for any alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold the notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” and “passive foreign investment companies”). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including temporary, proposed and final Treasury regulations promulgated thereunder, any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) (collectively, “FATCA”). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding the notes should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.

The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those Treasury regulations, the possibility that such payments of excess or accelerated amounts will be made will not cause the note to be treated as contingent payment debt instruments (and will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts) if there is only a remote chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable Treasury regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any gain realized on the taxable disposition of a note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes will not be considered contingent payment debt instruments.

U.S. holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption or other taxable disposition of the notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of interest”) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the note for a period of more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently at a rate of 24%) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Non-U.S. holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Payments of interest

Subject to the discussion below under “—Information reporting and backup withholding,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•

such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•

either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a U.S. person and providing its name and address or (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner or an intermediate financial institution and provides the applicable withholding agent with a copy thereof.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding tax under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, exchange, redemption or other taxable disposition of the notes

Subject to the discussion below under “—Information reporting and backup withholding,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Payments of Interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met (but under specific rules is not considered a resident of the United States under the Code).

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

A non-U.S. holder described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized, which gain may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Information reporting and backup withholding

Generally, information reporting will apply to the amount of interest paid to each non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities. U.S. backup withholding (currently at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from the disposition of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status, or such non-U.S. holder otherwise establishes an exemption. The payment of proceeds from the disposition of a note by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status, or such non-U.S. holder otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Underwriting

BofA Securities, Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriter	Principal amount of notes
BofA Securities, Inc.	$104,000,000
HSBC Securities (USA) Inc.	104,000,000
J.P. Morgan Securities LLC	104,000,000
Citigroup Global Markets Inc.	16,000,000
M&T Securities, Inc.	16,000,000
TD Securities (USA) LLC	16,000,000
U.S. Bancorp Investments, Inc.	16,000,000
Academy Securities, Inc.	8,000,000
Citizens JMP Securities, LLC	8,000,000
Morgan Stanley & Co. LLC	8,000,000

Total	$400,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.400% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.250% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by the Company
Per note	0.650%

We estimate that our total expenses for this offering, will be approximately $1.9 million.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the notes than they are required to purchase in this offering.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. For example, the underwriters and certain of their respective affiliates may hold positions in our 3.350% senior notes due 2026. As a result, certain of the underwriters or their affiliates may receive a portion of the proceeds from this offering used to fund the redemption of our 3.350% senior notes due 2026. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Extended settlement

We expect to deliver the notes against payment for the notes on or about November 14, 2025, which will be the tenth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

Notice to prospective investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the EEA

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA.

For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not an EEA Qualified Investor; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Notice to prospective investors in the United Kingdom

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or

(iii) not a UK Qualified Investor; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Hubbell Incorporated.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act of June 15, 2018 (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to prospective investors in Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to prospective investors in Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act, 2001 of Singapore (the “SFA”) by the Monetary Authority of Singapore, and the offer of the notes in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor ), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(i) to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law; or

(iv) as specified in Section 276(7) of the SFA.

Singapore Securities and Futures Act product classification

Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Validity of notes

The validity of the note will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and, with respect to matters of Connecticut law, by Robinson & Cole LLP, Stamford, Connecticut. Certain legal matters related to the offering will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

HUBBELL INCORPORATED

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

Hubbell Incorporated (the “Company” or “we”) may offer and sell the securities in any combination from time to time in one or more offerings. The preferred stock, debt securities, warrants, rights and units may be convertible into or exercisable or exchangeable for the Company’s common stock, the Company’s preferred stock or any of the Company’s other securities. This prospectus provides you with a general description of the securities the Company may offer.

Each time the Company sells securities it will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of the Company’s securities.

The Company may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters and any applicable commissions or discounts will be included in the applicable prospectus supplement.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “HUBB.”

Investing in the Company’s securities involves risks. See the “Risk Factors” on page 8 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in the Company’s securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)). By using a shelf registration statement, we may sell any amount and combination of our common stock, preferred stock, debt securities, warrants, rights and units from time to time and in one or more offerings. The “base” prospectus included in this registration statement only provides a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read this prospectus, any free writing prospectus and the applicable prospectus supplement, together with the additional information in this prospectus described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference,” including our financial statements.

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and in any free writing prospectus or term sheet we authorize. We have not authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

When we refer to the “Company,” “Hubbell,” “we,” “our” and “us” in this prospectus, we mean Hubbell Incorporated and its consolidated subsidiaries, unless otherwise specified or unless context otherwise requires. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information regarding Hubbell with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Those filings are also available to the public on, or accessible through, our website at http://www.hubbell.com. Our website and the information on our website, or any information linked on that site, is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated above. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries, and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the terms of the offered securities and related matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference in this prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•

Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 13, 2025, including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 24, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 2, 2025;

•	our Current Reports on Form 8-K, filed with the SEC on March 26, 2025 and May 7, 2025; and

•	our Registration Statement on Form 8-A, filed with the SEC on December 23, 2015, including any amendment or report filed for the purpose of updating that description.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484

(475) 882-4000

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any applicable prospectus supplement and the information incorporated herein and therein by reference contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements generally relate to our expectations and beliefs regarding our financial results, condition and outlook, projections of future performance, anticipated growth and end markets, changes in operating results, market conditions and economic conditions, expected capital resources, liquidity, financial performance, pension funding, results of operations, plans, strategies, opportunities, developments and productivity initiatives, competitive positioning, and trends in particular markets or industries. In addition, all statements regarding the expected financial impact of the integration of acquisitions, adoption of updated accounting standards and any expected effects of such adoption, and intent to continue repurchasing shares of common stock, as well as other statements that are not strictly historic in nature, are forward-looking. Forward-looking statements may be identified by the use of words, such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending”, “target”, “goals”, “scheduled”, “will”, “will likely be”, and similar words and phrases. Such forward-looking statements are based on our current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors, which may cause actual and future performance or the Company’s achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to:

•

The impact of trade tariffs, import quotas or other trade restrictions or measures taken by the United States, China, Mexico, the United Kingdom, member states of the European Union, and other countries, including the recent and ongoing potential changes in U.S. trade policies, that may be made by the current or a future presidential administration and changes in trade policies in other countries made in response to changes in the U.S. trade policies.

•

The general impact of inflation on our business, including the impact on raw materials costs, elevated interest rates and increased energy costs and our ability to implement and maintain pricing actions that we have taken to cover higher costs and protect our margin profile.

•

The economic and business conditions in particular industries, markets or geographic regions, as well the potential macro-economic effects of the U.S. government federal deficit, and continued inflation, a significant economic slowdown, stagflation or recession.

•	The effects of unfavorable foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases.

•	Supply chain disruptions and availability, costs and quantity of raw materials, purchased components, energy and freight.

•	Changes in demand for our products, market conditions, product quality, or product availability adversely affecting sales levels.

•	The ability to effectively develop and introduce new products.

•	Changes in markets or competition adversely affecting the realization of price increases.

•	Continued softness in the telecommunication markets and residential market of Electrical Solutions.

•

The failure to achieve projected levels of efficiencies, and maintain cost savings and cost reduction measures, including those expected as a result of our lean initiatives and strategic sourcing plans.

•	The failure to comply with import and export laws.

•	Changes relating to impairment of our goodwill and other intangible assets.

•	The inability to access capital markets or failure to maintain our credit ratings.

•	Changes in expected or future levels of operating cash flow, indebtedness and capital spending.

•

Regulatory issues, changes in tax laws and policies, including changes in current U.S. income tax rates, multijurisdictional implementation of the Organisation for Economic Co-operation and Development’s comprehensive base erosion and profit shifting plan, or changes in geographic profit mix affecting tax rates and availability of tax incentives.

•	A major disruption in one or more of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations.

•

Changes in our relationships with, or the financial condition or performance of, key distributors and other customers, agents or business partners which could adversely affect our results of operations.

•	The impact of productivity improvements on lead times, quality and delivery of product.

•

Anticipated future contributions and assumptions including increases in interest rates and changes in plan assets with respect to pensions and other retirement benefits, as well as pension withdrawal liabilities.

•	Adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs.

•	Unexpected costs or charges, certain of which might be outside of our control.

•	Changes in strategy due to economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels.

•	The ability to carry out future acquisitions and strategic investments in our core businesses as well as the acquisition related costs.

•

The ability to successfully manage and integrate an acquired business, such as the acquisitions of Northern Star Holdings, Inc. and the Ventev business, as well as the failure to realize expected synergies and benefits anticipated when we make an acquisition due to potential adverse reactions or changes to business or employee relationships resulting from completion of the transaction, competitive responses to the transaction, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of an acquired business, diversion of management’s attention from ongoing business operations and opportunities, and litigation relating to the transaction.

•	The impact of certain divestitures, including the benefits and costs of the sale of the residential lighting business.

•	The ability to effectively implement Enterprise Resource Planning systems without disrupting operational and financial processes.

•	The ability of government customers to meet their financial obligations.

•

Political unrest and military actions in foreign countries, including the conflicts in Ukraine and the Middle East and trade tensions with China, as well as the impact on world markets and energy supplies and prices resulting therefrom.

•	The impact of potential natural disasters or additional public health emergencies on our financial condition and results of operations.

•

The failure of information technology systems, cybersecurity breaches, cyber threats, malware, phishing attacks, break-ins and similar events resulting in unauthorized disclosure of confidential information or disruptions or damage to information technology systems that could cause interruptions to our operations or adversely affect our internal control over financial reporting.

•	Incurring significant and/or unexpected costs to avoid, manage, defend and litigate intellectual property matters.

•	Future repurchases of common stock under our common stock repurchase program.

•	Changes in accounting principles, interpretations, or estimates.

•	The failure to comply with any laws and regulations, including those related to data privacy and information security, environmental and conflict-free minerals.

•	The outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies, including contingencies or costs with respect to pension withdrawal liabilities.

•	Improper conduct by any of our employees, agents or business partners that damages our reputation or subjects us to civil or criminal liability.

•	Our ability to hire, retain and develop qualified personnel.

•	Adverse changes in foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases.

•

Other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” sections in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our Quarterly Reports on Form 10-Q.

Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” above. Hubbell disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.

HUBBELL INCORPORATED

Hubbell is a global manufacturer of quality electrical products and utility solutions for a broad range of customer and end market applications that enable customers to operate critical infrastructure reliably and efficiently. With 2024 revenues of $5.6 billion, Hubbell’s solutions empower and energize communities.

Hubbell’s principal executive offices are located at 40 Waterview Drive, Shelton, Connecticut 06484-1000. Hubbell’s main telephone number is (475) 882-4000.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, and all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement with respect to any issuance of securities, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital requirements;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock is not complete and is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “Certificate of Incorporation”), which has been filed as Exhibit 4.1 to the registration statement of which this prospectus forms a part, our amended and restated by-laws (“By-Laws”), which have been filed as Exhibit 4.2 to the registration statement of which this prospectus forms a part, and other information with respect to our capital stock which has been publicly filed with the SEC. See “Where You Can Find More Information.”

As of the date of the registration statement of which this prospectus forms a part, our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

•	5,891,097 shares of preferred stock, without par value (“Preferred Stock”), of which 336,000 shares are designated as Series A Junior Participating Preferred Stock (“Series A Preferred Stock”).

As of July 24, 2025, there were 53,140,009 shares of Common Stock outstanding, and no shares of Preferred Stock (of any class) issued and outstanding.

Common Stock

We may issue common stock. This common stock may be issued independently or together with any other security offered hereby. Common Stock is currently our only authorized class of common stock. Each share of Common Stock is entitled to one vote on all matters before shareholder meetings. Holders of Common Stock are not entitled to cumulative voting rights for the election of Directors. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, holders of Common Stock may be entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors in its discretion out of legally available funds. The shares of Common Stock have no sinking fund or redemption provisions or preemptive, conversion, exchange or other rights to subscribe for or purchase any of our securities. Subject to any preferential rights of outstanding shares of Preferred Stock, if any, upon our liquidation or dissolution, the holders of shares of Common Stock are entitled to share ratably in any of our assets that remain after payment or provision for payment to creditors.

Preferred Stock

We may issue Preferred Stock. This Preferred Stock may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the Preferred Stock in such offering. Further terms of the Preferred Stock will be stated in the applicable prospectus supplement. The following descriptions, together with the additional information that may be included in any applicable prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms of the relevant certificate of amendment to our Certificate of Incorporation. Pursuant to our Certificate of Incorporation, our Board of Directors may, by resolution and without further action or vote by shareholders, provide for the issuance of up to 5,891,097 shares of Preferred Stock from time to time in one or more series having dividend rates, voting rights, liquidation rights, redemption prices, sinking fund provisions, conversion rights and such other designations, preferences, rights, qualifications, limitations or restrictions, as our Board of Directors may determine. Any Preferred Stock we issue will be pursuant to one or more certificates of amendment to our Certificate of Incorporation.

Series A Preferred Stock

The Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) was designated in connection with our Second Amended and Restated Rights Agreement, dated December 23, 2015, between Hubbell and Computershare Inc. (successor to Mellon Investor Services LLC and ChaseMellon Shareholder Services, L.L.C.) (the “Rights Agreement”). The Rights Agreement was subsequently terminated, and rights to purchase the Series A Preferred Stock expired. If issued, each share of Series A Preferred Stock would be entitled to, (1) when, as and if declared, a minimum preferential quarterly dividend payment of $10 per share and (2) if any dividend is declared on the Common Stock, an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock would be entitled to the greater of (1) a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) and (2) an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series A Preferred Stock would have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation, transfer of assets or earning power or other transaction in which shares of Common Stock are converted or exchanged, each share of Series A Preferred Stock would be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Undesignated Preferred Stock

This summary of the undesignated Preferred Stock discusses terms and conditions that we expect may apply to any series of the Preferred Stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of Preferred Stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

The prospectus supplement relating to any Preferred Stock we offer will include specific terms relating to the offering. These terms may include:

•	the designation of the series of Preferred Stock;

•	the number of shares of Preferred Stock offered, the liquidation preference per share and the offering price of the Preferred Stock;

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the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of the Preferred Stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of Preferred Stock;

•	the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of Preferred Stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the Preferred Stock;

•	any voting rights granted to the holders of the shares of Preferred Stock in addition to those required by Connecticut law or our Certificate of Incorporation;

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whether the shares of Preferred Stock will be convertible into shares of Common Stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

•	other rights, preferences, restrictions, limitations or conditions relative to the shares of Preferred Stock permitted by Connecticut law or our Certificate of Incorporation;

•	any listing or quotation of the Preferred Stock on any securities exchange; and

•	the material U.S. federal income tax considerations applicable to the Preferred Stock.

Material Provisions of our Certificate of Incorporation and By-Laws

Certain provisions of our Certificate of Incorporation and By-Laws and of the Connecticut Business Corporation Act (the “CBCA”) could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions could also be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interests.

Undesignated Preferred Stock

The Certificate of Incorporation contains provisions that permit our Board of Directors to issue, without any further vote or action by the shareholders, preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. Such provisions may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of the Company.

Shareholder Action by Unanimous Written Consent

Unlike action taken at an annual or special meeting, under the CBCA, our shareholders may only take action by written consent upon the unanimous written consent of all of the shareholders entitled to vote on the action. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the By-Laws.

Special Meetings

The By-Laws provide that special meetings of shareholders may only be called by the Chair of the Board, the Board of Directors, or the Chair of the Board upon the written request of the holders of not less than ten percent (10%) our outstanding voting stock, although the CBCA provides an exception such that if a corporation has a class of voting stock registered under the Exchange Act and no person held ten percent (10%) or more of such votes on February 1, 1988, then it need not hold a special meeting of shareholders unless the holders of thirty-five percent (35%) of the votes entitled to be cast on any issue proposed to be considered demand such a meeting.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Shareholders seeking to nominate Directors or to bring business before a shareholder meeting must comply with certain timing requirements and submit certain information to us in advance of such meeting as set forth in our By-Laws. These provisions may impede a shareholder’s ability to bring matters before an annual or special meeting or make nominations for Directors.

Indemnification

Our Certificate of Incorporation provides that we will indemnify each of our Directors and officers to the fullest extent permitted by law.

Anti-Takeover Legislation

The Company is subject to Sections 33-840 to 33-842 of the CBCA (the “Fair Price Statute”). Subject to a business combination meeting a specified “highest price” test, specified approval by the Board of Directors before an interested shareholder becomes such, or certain other exceptions, the Fair Price Statute generally requires certain types of business combinations of a Connecticut corporation or any subsidiary with, or otherwise involving, an interested shareholder (or an affiliate or associate of an interested shareholder) to be first approved by the corporation’s Board of Directors and then approved by the affirmative vote of at least (i) the holders of 80% of the voting power of the outstanding shares of the corporation’s voting stock and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation’s voting stock, excluding the voting stock held by the interested shareholder who is, or whose affiliate or associate is, a party to the business combination or held by an affiliate or associate of the interested shareholder. A “business combination” generally includes, subject to specified exceptions: mergers, consolidations and share exchanges; asset sales and other asset dispositions; some types of stock issuances and transfers; the adoption of any resolution or plan for the liquidation or dissolution of the corporation or any subsidiary; and reclassifications and similar transactions. Subject to certain qualifications, an “interested shareholder” is a person that beneficially owns ten percent (10%) or more of the corporation’s voting power, or is an affiliate of the corporation and beneficially owned ten percent (10%) or more of the corporation’s voting power within a two-year period before the date of the transaction.

The Company is also subject to Sections 33-843 to 33-845 of the CBCA (the “Moratorium Statute”). Subject to certain exceptions, the Moratorium Statute prohibits a Connecticut corporation from engaging in a business combination with an interested shareholder for a period of five years after the date on which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person became an interested shareholder is approved by the corporation’s Board of Directors and by a majority of its non-employee Directors, before the date on which such person became an interested shareholder. The term “business combination” has the same general meaning as it has in the Fair Price Statute and, in addition, includes the receipt by an interested shareholder of the benefit, directly or indirectly, of any loans, advances, guaranties or other financial assistance or tax benefits by or through the corporation or any subsidiary, except proportionately as a shareholder; and the term “interested shareholder” has the same general meaning as it has in the Fair Price Statute.

Section 33-756(g) of the CBCA provides that a Director acting with respect to mergers, share exchanges, sales and other asset dispositions, and other specified business combinations may consider, in determining what he or she reasonably believes to be in the best interests of the corporation, (i) the long-term as well as short-term interests of the corporation, (ii) the long-term as well as short-term interests of the shareholders, including the possibility that those interests may be best served by the continued independence of the corporation, (iii) the interests of the corporation’s employees, customers, creditors and suppliers, and (iv) community and societal considerations, including those of any community in which any office or other facility of the corporation is located. A Director may also in his or her discretion consider any other factors he or she reasonably considers appropriate in determining what the Director reasonably believes is in the best interests of the corporation.

DESCRIPTION OF DEBT SECURITIES

We may issue debentures, notes or other evidences of indebtedness, which we refer to as “debt securities,” from time to time in one or more distinct series. The debt securities will be senior debt securities. These debt securities may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the debt securities in such offering. Further terms of the debt securities will be stated in the applicable prospectus supplement. The following description, together with the additional information that may be included in any applicable prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms of the indenture and any related agreement. While the terms summarized below will apply generally to any debt securities that we may offer, the particular terms of any debt securities will be described in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

The debt securities will be governed by an indenture, dated September 15, 1995 (the “indenture”), between Hubbell Incorporated and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, formerly known as Chemical Bank, the “trustee”))), as trustee, as heretofore supplemented and as may be supplemented from time to time. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee under the indenture has two main roles:

•	first, subject to some limitations, the trustee can enforce your rights against us if we default; and

•	second, the trustee performs certain administrative duties for us, which include sending you notices and, if the trustee also performs the service of paying agent, interest payments.

As you read this section, please remember that the specific terms of your debt securities as described in your prospectus supplement will supplement and, if applicable, modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your debt security.

The statements and descriptions in this prospectus or in any prospectus supplement or any document incorporated by reference into this prospectus or the applicable prospectus supplement regarding provisions of debt securities and the indenture are summaries of those provisions, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the debt securities and the indenture (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or the indenture). You should read the summary below, the applicable prospectus supplement, any document incorporated by reference into this prospectus or any applicable prospectus supplement, the indenture and any related documents before making your investment decision.

The prospectus supplement relating to any debt securities we offer will include the specific terms relating to the offering. These terms may include:

•	the title of the debt securities of the series;

•	the limit, if any, upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture;

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the date or dates on which or periods during which the debt securities of the series may be issued, and the date or dates (or the method of determination thereof) on which the principal of (and premium, if any, on) the debt securities of such series are or may be payable;

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the rate or rates (or the method of determination thereof) at which the debt securities of the series shall bear interest, if any, and the dates from which such interest shall accrue; and the interest payment dates on which such interest shall be payable (or the method of determination thereof), and, in the case of registered securities, the regular record dates for the interest payable on such interest payment dates and, in the case of floating rate securities, the notice, if any, to holders regarding the determination of interest and the manner of giving such notice and any conditions or contingencies as to the payment of interest in cash or otherwise, if any;

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the place or places where the principal of (and premium, if any) and interest on the debt securities of the series shall be payable; the extent to which, or the manner in which, any interest payable on any global note on an interest payment date will be paid, if other than in the manner provided in Section 3.07 of the indenture; the extent, if any, to which the provisions of the last sentence of Section 12.01 of the indenture shall apply to the debt securities of the series; and the manner in which any principal of, or premium, if any, on, any global note will be paid, if other than as set forth elsewhere in the indenture and whether any global note shall require any notation to evidence payment of principal or interest;

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our obligation, if any, to redeem, repay, purchase or offer to purchase the debt securities of the series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which or the dates on which, the prices at which and the terms and conditions upon which the debt securities of the series shall be redeemed, repaid, purchased or offered to be purchased, in whole or in part, pursuant to such obligation;

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our right, if any, to redeem the debt securities, in whole or in part, at our option and the period or periods within which, or the date or dates on which, the price or prices at which, and the terms and conditions upon which the debt securities of the series may be so redeemed;

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if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any registered securities of the series shall be issuable, and if other than the denomination of $5,000, the denomination or denominations in which any bearer securities of the series shall be issuable;

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whether the debt securities of the series are to be issued as discount securities and the amount of discount with which such debt securities may be issued and, if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

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provisions, if any, for the defeasance of the debt securities of the series pursuant to the legal defeasance option (as defined in the indenture), or discharge of certain of our obligations with respect thereto pursuant to the covenant defeasance option (as defined in the indenture);

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whether the debt securities of the series are to be issued as registered securities or bearer securities or both, and, if bearer securities are issued, whether coupons will be attached thereto, whether bearer securities of the series may be exchanged for registered securities of the series, as provided in the indenture, and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made;

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whether provisions for payment of additional amounts or tax redemptions shall apply, if any, and, if such provisions shall apply, such provisions, and, if bearer securities of the series are to be issued, whether a procedure other than that set forth in the indenture shall apply and, if so, such other procedure, and if the procedure set forth in the indenture shall apply, the forms of certifications to be delivered under such procedure;

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if other than U.S. dollars, the foreign currency or currencies in which the debt securities of the series shall be denominated or in which payment of the principal of (and/or premium, if any) and/or interest on the debt securities of the series may be made, and the particular provisions applicable thereto and, if applicable, the amount of the debt securities of the series which entitles a holder of debt securities of the series or its proxy to one vote for purposes of Section 9.05 of the indenture;

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if the principal of (and premium, if any) or interest on the debt securities of the series are to be payable, at our election or at the election of a holder thereof, in a currency other than that in which the debt securities are denominated or payable without such election, in addition to or in lieu of the provisions of Section 3.10 of the indenture, the period or periods within which and the terms and conditions upon which such election may be made and the time and the manner of determining the exchange rate or rates between the currency or currencies in which the debt securities are denominated or payable without such election and the currency or currencies in which the debt securities are to be paid if such election is made;

•	the date as of which any debt securities of the series shall be dated, if other than as set forth in Section 3.03 of the indenture;

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if the amount of payments of principal of (and premium, if any) or interest on the debt securities of the series may be determined with reference to an index, including, but not limited to, an index based on a currency or currencies other than that in which the debt securities are denominated or payable, or any other type of index, the manner in which such amounts shall be determined;

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if the debt securities of the series are denominated or payable in a foreign currency, any other terms concerning the payment of principal of (and premium, if any) or any interest on such debt securities (including the currency or currencies of payment thereof); and whether the provisions of Section 3.11 of the indenture are established as terms of the debt securities of the series;

•	the designation of the original currency determination agent, if any;

•	the applicable overdue rate, if any;

•	if the debt securities of the series do not bear interest, the applicable dates for purposes of Section 7.01 of the indenture;

•	any deletions from, modifications of or additions to any events of default or covenants provided for with respect to the debt securities of the series;

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if bearer securities of the series are to be issued, (1) whether interest in respect of any portion of a temporary debt security in global form (representing all of the outstanding bearer securities of the series) payable in respect of any interest payment date prior to the exchange of such temporary debt security, for definitive debt securities of the series shall be paid to any clearing organization with respect to the portion of such temporary debt security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date, (2) the terms upon which interests in such temporary debt security in global form may be exchanged for interests in a permanent global note or for definitive debt securities of the series and the terms upon which interests in a permanent global note, if any, may be exchanged for definitive debt securities of the series and (3) the cities in which the authorized newspapers designated with respect to such series are published;

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whether the debt securities of the series shall be issued in whole or in part in the form of one or more global notes, and, in such case, the U.S. depositary or any common depositary for such global note or notes; and if the debt securities of the series are issuable only as registered securities, the manner in which and the circumstances under which global notes representing debt securities of the series may be exchanged for registered securities in definitive form;

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the designation, if any, of the U.S. depositary; and the designation of any trustees (other than the trustee), depositaries, authenticating agents, paying agents, security registrars, or any other agents with respect to the debt securities of the series;

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if the debt securities of the series are to be issuable in definitive form (whether upon original issuance or upon exchange of a temporary debt security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

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the person to whom any interest on any registered security of the series shall be payable, if other than the person in whose name that registered security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, the manner in which, or the person to whom, any interest on any bearer security of the series shall be payable, if otherwise than upon the presentation and surrender of the coupons, if any, appertaining thereto as they severally mature, the extent to which, or the manner in which, any interest payable on a temporary debt security in global form on an interest payment date will be paid if other than in any manner provided in Section 3.04 of the indenture and the extent to which, or the manner in which, any interest payable on a permanent debt security in global form on an interest payment date will be paid if other than in the manner provided in Section 3.07 of the indenture;

•	the provisions, if any, granting special rights to holders of the debt securities of the series upon the occurrence of such events as may be specified;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be secured or unsecured;

•	the forms of the debt securities;

•	a discussion of any material U.S. federal income tax consequences of owning and disposing of the debt securities; and

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any other terms or conditions relating to the series (which other terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended, and the provisions of the indenture).

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under the indenture, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in the applicable prospectus supplement, the aggregate principal amount of debt securities that may be issued under the indenture and any applicable supplemental indenture is unlimited.

The indenture contains certain restrictive covenants that will apply to us and our subsidiaries unless otherwise indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will not be listed or quoted on any securities exchange.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, Preferred Stock, Common Stock or other securities. These warrants may be issued independently or together with any other security offered hereby. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights. Any warrants we issue will be under one or more warrant agreements between us and a warrant agent named in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include:

•	the title of the warrants;

•	the aggregate number of warrants offered;

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the designation, number and terms of the debt securities, Preferred Stock, Common Stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in United States dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	any applicable material United States federal income tax consequences;

•	whether the units will be issued in fully registered form; and

•	any other specific terms of the warrants.

The description in the applicable prospectus supplement of any warrants that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF RIGHTS

We may issue rights to purchase debt securities, Preferred Stock, Common Stock or other securities. These rights may be issued independently or together with any other security offered hereby. Further terms of the rights will be stated in the applicable prospectus supplement. The following description and any description of the rights in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any rights we offer will include the specific terms relating to the offering. These terms may include:

•	the price, if any, per right;

•	the exercise price payable for debt securities, Preferred Stock, Common Stock or other securities upon the exercise of the rights;

•	the number of rights issued or to be issued to each stockholder;

•	the number and terms of debt securities, Preferred Stock, Common Stock or other securities which may be purchased per right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	any applicable material United States federal income tax consequences;

•	whether the rights will be issued in fully registered form;

•	any other terms of the rights, including the terms, procedures and limitations relating to the exchange and exercise of the rights; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights.

The description in the applicable prospectus supplement of any rights that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed with the SEC.

DESCRIPTION OF UNITS

We may issue units consisting of Common Stock, Preferred Stock, debt securities, warrants, rights or any combination of one or more of the other securities. These units may be issued independently or together with any other security offered hereby. Further terms of the units will be stated in the applicable prospectus supplement. The following description and any description of the units in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the units.

The prospectus supplement relating to any units we offer will include specific terms relating to the offering. These terms may include:

•

the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	the extent to which the units are transferable;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable material United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The description in the applicable prospectus supplement of any units that we may offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit agreement, which will be filed with the SEC.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus and any prospectus supplement from time to time in one or more transactions separately or in combination. The securities may be sold in any one or more of the following ways, each as may be identified in the applicable prospectus supplement relating to an issuance of securities:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters.

If the securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the securities offered by that prospectus supplement. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts, commissions or agents’ fees to be allowed or paid to the underwriters or agents, as the case may be;

•	all other items constituting underwriting compensation;

•	the discounts and commissions to be allowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be quoted.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of securities, and any commission or agents’ fees payable by us to such agent, will be set forth in the applicable prospectus supplement.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If indicated in the applicable prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of securities, the underwriters will be obligated to purchase all securities offered if any are purchased unless otherwise indicated in the applicable prospectus supplement.

We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. Underwriters and agents may engage in transactions with or perform services for us, our subsidiaries and affiliated companies in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Holland & Knight LLP, Stamford, Connecticut.

In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Holland & Knight LLP, our General Counsel or such other counsel as may be specified in a prospectus supplement. Any underwriters will be advised about issues relating to any offering by their own counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$400,000,000 4.800% Senior Notes due 2035

Hubbell Incorporated

Prospectus supplement

Joint book-running managers

BofA Securities	HSBC	J.P. Morgan

Senior Co-Managers

Citigroup	M&T Securities	TD Securities	US Bancorp

Co-Managers

Academy Securities	Citizens Capital Markets	Morgan Stanley

October 30, 2025